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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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     (as permitted by Rule 14a-6(e)(2))
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|_|  Soliciting Material Pursuant to ss.240.14a-12

                                ITEX CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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NEWS RELEASE                        FOR IMMEDIATE RELEASE

                                          For further information, call:

                                          Arthur Crozier
                                          Peter Walsh
                                          Innisfree M&A Incorporated
                                          (212) 750.5833

              ITEX POSTPONES ANNUAL MEETING UNTIL JANUARY 31, 2003

   NEWLY DISCOVERED INFORMATION -- LEADER OF DISSIDENT SLATE WAS CONSULTANT TO

                    COMPETITOR ENGAGED IN ACQUISITION PROGRAM

New York,  NY - Jan.  24,  2003 - ITEX  Corporation  (OTC  Bulletin  Board:ITEX)
announced  today that it is has postponed  its Annual  Meeting until January 31,
2003 to give  shareholders  more time to consider newly  discovered  information that the  leader of the  dissident  slate of  Directors  seeking  control of the company was a consultant to a competitor actively engaged in acquiring companies such as ITEX.

..ITEX today released a letter to shareholders  announcing the  postponement  and the circumstances surrounding it. The text of the letter is included below.

The postponed Annual Meeting has been  rescheduled to January 31, 2003.  January
31 is the latest date that the  Meeting  can be held under  Nevada law using the current December 2, 2002 record date for purposes of determining  eligibility to vote at the Meeting.

The shareholder letter follows

                      IMPORTANT NEWS FOR ITEX SHAREHOLDERS!

 ANNUAL MEETING POSTPONED TO JANUARY 31, 2003 DUE TO NEW INFORMATION ABOUT STEVEN
                           WHITE AND LAKEMONT CAPITAL

  THEY NEVER DISCLOSED THEIR PRIOR CONSULTING RELATIONSHIP WITH A COMPETITOR OF
              ITEX WHICH IS ACTIVELY ACQUIRING COMPANIES LIKE ITEX

 INSTITUTIONAL SHAREHOLDER SERVICES, THE LEADING INDEPENDENT PROXY VOTING SERVICE,
                   SUPPORTS THE ELECTION OF YOUR BOARD'S SLATE

                    VOTE TODAY BY A TOLL-FREE TELEPHONE CALL

Your Board has postponed  the Annual  Meeting until January 31, 2003 to give the shareholders  more time to  consider  new  information  about  Steven  White and
Lakemont  Capital that they have not disclosed to ITEX  shareholders and that in our  opinion is very  disturbing.  January 31 is the latest date we can hold the
Annual  Meeting  under Nevada law and still use the December 2, 2002 record date for purposes of determining eligibility to vote.

Your Board has distrusted the  motivations of Mr. White and Lakemont  Capital in seeking  control  of your  Company,  as  described  below.  We just  learned  of information in a June 2002 news story that underscores our distrust and gives us concern  about  their  possible  undisclosed  future  plans  for  ITEX  and  its shareholders.  Until a few months ago, Mr.  White and Lakemont  Capital had been consultants to  International  Monetary Systems (IMS), the publicly traded owner of the Continental  Trade Exchange  barter network.  Mr. White and Lakemont were retained by IMS to "augment  their  efforts in strategies  and  communications", according to the release.

Not only is IMS a competitor of ITEX, it is actively  acquiring trade exchanges, such as ITEX.  Among its recent  acquisitions  in  California  are Trade Systems
Interchange and Tradius Corporation.  Donald Mardak, President and CEO of IMS is
quoted in the news story as saying,  "We will continue doing  acquisitions  that add to earnings and build the assets of the company."

In that story,  Mr.  Mardak  stated that with his team,  including Mr. White and
Lakemont in place, "....as we consolidate new trade exchanges into our family of businesses,  we  hope  to  see  exponential  increases  in  ...  profitability".
Shareholders    may   view    this    news    story   on   the    Internet    at
http://www.internationalmonetary.com/press_clippings/summer-2002.php.

In our opinion, this information supplies additional reasons for our mistrust of
CASE and its motivations.  Consider, Mr. White is the only stockholder among the
CASE  members,  and he owns only  250,000  shares,  which he  received  from the
Company as consideration for consulting services.  Further, we believe that CASE has  failed to  disclose  any  credible  plans,  beyond its  proposal  to change director  compensation,  to rebuild  shareholder value. The expenses incurred by the Company in connection  with the proxy  contest,  we believe,  will more than offset any incremental value to shareholders in the near term which could result from the dissidents' director compensation policy.

Remember,  it was Steve White and  Lakemont  that  proposed a $1 million line of credit to ITEX which could have been  convertible into ITEX stock, a transaction turned  down by your  Board  since it could  have put  White and  Lakemont  in a position  to acquire  approximately  a third of the  Company's  stock.  Although neither White nor IMS have  approached  ITEX to indicate a specific  interest in acquiring ITEX, in our opinion,  with Steve White  representing  ITEX and having advised IMS on corporate  strategy,  this raises the  question.  If they have no intention  of acquiring  ITEX now or in the future,  they should say so - simply and directly. If they do not respond, shareholders should ask themselves why and who is better qualified to represent ITEX shareholders: the current Board or the hand  picked  nominees  of a  person  who has  provided  strategic  advice  to a competitor with a declared strategy of rolling up additional barter businesses.

You should also know that a partner at our outside auditors informed us that Mr.
White had told him that Mr. White  intended to take ITEX private.  Mr. White has denied that this conversation ever took place.

We believe that if CASE and its nominees  take control of ITEX that they will be in a position to direct various actions, such as selling or spinning off assets, taking the company private, or proposing that the company be acquired.  Although we are not aware that CASE has any such intentions, such actions might not be in the best interests of all of the  shareholders  and could be very difficult,  if not impossible, for the shareholders to block.

Your Board  continues  to believe  that the election of the CASE slate is not in the best interests of the shareholders.  We believe that the additional expenses resulting  from the proxy  contest,  which  will  include  reimbursement  of the dissidents'  expenses  (including a $15,000 fee paid to Lakemont Capital) if the dissidents are successful, together with the disruptive effects on the Company's network of brokers and  franchisees,  many of whom have expressed  concern about the contest,  and the  distraction  of management and the Board from the ongoing efforts to rebuild  value for all ITEX  stockholders  are adverse to the Company and not in the best interests of the shareholders.

In  addition,  CASE wants you to believe  that the  outside  directors  received compensation  over a 22 month period in cash and trade  dollars  which cost ITEX
$424,498.  In fact, the ITEX directors  received actual cash  compensation in an aggregate  amount of  $282,498.  Trade  dollars  are not  reflected  as  assets, liabilities, revenues and expenses in the Company's financial statements, and we believe CASE's  aggregation of trade dollars with cash compensation for purposes of  comparing  the  total  to  ITEX's  cumulative  profits  for  any  period  is misleading.  Although trade dollars have value, they have no cost to the Company and do not affect the Company's income.

We are not alone in our belief that the  election of the  dissident  slate would not be in the best  interests  of the  shareholders.  Institutional  Shareholder
Services  (ISS),  the nation's  leading  independent  proxy voting and corporate governance service,  recently issued a report recommending  shareholders support your Board's slate.  After noting the success to date of the turn-around and the recent  revision to Director  compensation,  the report stated "ISS DOES NOT SEE
THE  BENEFITS  OF TAKING THE RISK OF  REPLACING  THE BOARD AND  WAITING  FOR NEW
DIRECTORS TO DEVELOP A NEW STRATEGY...". (emphasis added)

As we have  previously  written,  ITEX has posted three  consecutive  profitable quarters after a long string of significant losses.  Please support your Board's efforts to continue  turning ITEX around by voting in favor of our nominees by a toll-free telephone call using the instructions below. Your Board strongly urges you to reject the dissident effort to seize control of your Board by voting your shares in favor of the Board's nominees through a toll-free telephone call using the instructions below.

If you have any  questions  or require any  assistance  in voting  your  shares, please  call our proxy  solicitor,  Innisfree  M&A  Incorporated,  toll-free  at
1-888-750-5834.

Thank you for your support.

Jeffrey L. Elder
Chairman of the Board

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